Xerium Technologies, Inc. Fourth Quarter 2011 Selected Data – Earnings Call March 13, 2012 EXHIBIT 99.2 1

Forward Looking Statements
• This presentation and the remarks we may make today about Xerium’s future expectations, plans and prospects are forward-looking statements which reflect our current views with respect to future events and financial performance. Any forward-
looking statements which we make in this presentation or in our remarks today, represent our views only as of today. We disclaim any duty to update any of these forward-looking statements.
• Forward-looking statements involve risks and uncertainties, both known and unknown.  Our actual results may differ materially from these forward-looking statements due to a number of factors, including those factors discussed in our earnings press release dated March 13, 2012, and other factors discussed in our filings with the SEC, including our Form 10-K for the year ended December 31, 2011.
Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.
• These slides, the associated remarks and comments made during our fourth quarter
2011 financial results conference call, our earnings release dated March 13, 2012 and the reconciliation of certain non-GAAP financial information posted in the investor relations section of our website are integrally related and are intended to be presented and understood together.

Bookings Analysis – Total Xerium
Order bookings for Q4 2011 were $127.1M compared to Q4 2010 of $142.8M. Q4 2011 worldwide bookings reflect the impact of reduced paper production primarily in Europe.
Additional impacts include reduced orders in North America and unfavorable currency movements in Europe and South America.

Bookings Analysis – Paper Machine Clothing
PMC Q4 2011 order bookings of $80.2M are lower than Q4 2010 and Q3 2011 levels of
$89.9M and $84.5M, respectively. Q4 2011 bookings reflect the impact of reduced paper production in Europe, lower orders in North America and Asia Pacific, and unfavorable impacts from currency movements in Europe and South America.

Bookings Analysis – Roll Coverings
Rolls Q4 2011 worldwide order bookings of $46.9M were lower than Q4 2010 bookings of
$52.9M. Q4 2011 worldwide bookings reflect the impact of reduced paper production in
Europe. Order volume was lower in North America but increased in the Asia Pacific Region. In addition, currency movements in Europe and South America were unfavorable vs. Q4 2010.

Percent of Revenue from Asia-Pacific Markets
Generally, over time, we expect growth in paper production to be greater in Asia-
Pacific than in the more mature North American and Western European regions.

New Product Sales as a Percent of Revenue
Meaningful progress continues on Xerium’s goal to increase its technological leadership.  Our goal is to derive 60% of XRM’s sales revenue from products developed within the prior five years that make a measurable improvement in customer performance, are defendable long term and simultaneously reduce our operating costs.

Xerium’s New Product Categorization
New products are categorized by their level of innovation and strategic purpose

Innovation
Performance
Rationalization
Non Paper
• Gain market share through application of unique
performance features; capture premium pricing
• Break through or new technology, defendable intellectual
property that competitors can’t replicate
• SmartRoll ™, EDC, Impact, EnerSTAR ™
• Gain / Defend market share; recover lost pricing
potential of mature products
• Product introductions that significantly enhance
contemporary product performance
• New tissue products, new generation spreader rolls
• Defend market share and price, drive internal savings
• Product launches that while upgrading product
performance, are primarily intended to reduce
manufacturing, service and warranty costs
• ProSeam, Avantexx
• Provide profitable growth in non-paper markets
• This includes new products developed for the
nonwoven textiles industry, fiber cement, oil field
development, and other markets

Total Xerium Quarterly Sales and Gross Margin
000’s
Q4 2011 net sales increased 0.4% from Q4 2010. Gross margins declined to 34.6% for Q4 2011 as compared to 40.3% for Q4 2010. This decrease was primarily the result of (1) unfavorable production cost absorption due to concerted efforts to decrease production and reduce inventories, (2) a favorable recovery of inventory reserves in 2010, (3) inability to offset increased raw material costs and (4) strong sales growth in regions and products with lower margins.

S G & A and R&D as a Percent of Revenue
In Q4 2011, SG&A and R&D as a percent of sales is 25.6% as compared to Q4 2010 of 25.1%.
Favorable impacts include a decrease in management incentive compensation and stock compensation. Partially offsetting these items were bank and legal fees, bad debt reserves, a 2010 gain on the sale of land in Brazil and higher selling expense due to inflation and higher headcount.

Trailing Twelve Month (“TTM”) Adjusted EBITDA
Note:  Adjusted EBITDA at each quarter was the amount as calculated per the definition in the current credit facility with the exception that we have added back to net income (loss) per the terms of our prior credit facility financial restructuring costs of $9.6M, $15.3M, $0.8M and $0.6M incurred as part of the reorganization in Q1
2010, Q2 2010, Q3 2010 and Q4 2010, respectively.   A reconciliation of Trailing Twelve Month Adjusted EBITDA to Net Income (Loss) and operating cash flows is available in the investor relations section of the Company’s website at www.xerium.com.

Trade Working Capital (“TWC”) as a Percent of
Revenue
Trade working capital % improved 170 basis points versus Q3 2011 due primarily to reduced levels of inventories and increased trade payables.
Note: a reconciliation of Trade Working Capital to Revenue is available in the investor relations section of the Company’s website at www.xerium.com.

Total Xerium Annual Capital Expenditures 2011 investments focused on PMC capacity, new products and maintenance of existing equipment capacity. 13